Exhibit 10.19

OPTION GRANT NOTICE

UNDER THE

bumble Inc.

2021 OMNIBUS INCENTIVE PLAN

(Option Grant – Section 16 Officer)

Bumble Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), hereby grants to the Participant the number of Options (each Option representing the right to purchase one share of Common Stock) set forth below, at an Exercise Price per share as set forth below. The Options are subject to all of the terms and conditions as set forth herein, in the Option Agreement including any provisions for the Participant’s country set forth in any exhibit to the Option Agreement (the “Exhibit”) (together, the “Option Agreement”) (attached hereto), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	<first_name> <last_name>
Date of Grant:	<award_date>
Vesting Reference Date:	<Vest_Start_Date>
Number of Options:	<shares_awarded>
Exercise Price:	$<award_price>
Option Period Expiration Date:	10th anniversary of Grant Date
Type of Option:	Non-qualified Stock Option
Vesting Schedule:

Provided that the Participant has not undergone a Termination at the time of the applicable vesting date, [one quarter (1/4) of the Options will vest on each of the first four annual anniversaries of the Vesting Reference Date(with each installment rounded down to the nearest whole share of Common Stock)] [one quarter (1/4) of the Options (rounded down to the nearest whole share of Common Stock) will vest on the first anniversary of the Vesting Reference Date and the remaining three-quarters (3/4) of the Options will vest in substantially equal installments (with each installment rounded down to the nearest whole share of Common Stock) on each quarterly anniversary thereafter such that the Options will be fully vested on the fourth anniversary of the Vesting Reference Date]; provided, that on the fourth anniversary of the Vesting Reference Date, any Options that have not otherwise vested due to rounding will also vest in full.

Notwithstanding the foregoing, if the Participant’s employment or service, as applicable, is terminated without Cause by the Company or its then-Affiliates or if the Participant resigns for Good Reason (as such term is defined in any employment agreement (or similar agreement) between the Participant and the Company in effect at the time of such resignation), in each case in the two-year period following a Change in Control, then all then-outstanding Options (or substitute equity or consideration of purchaser or its Affiliates, as applicable) shall vest upon the Participant’s Termination.

THE PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF OPTIONS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS OPTION GRANT NOTICE, THE OPTION AGREEMENT AND THE PLAN. If the Participant DOES not accept the Option Agreement through the online acceptance process by THIRTY CALENDAR DAYS FOLLOWING THE GRANT DATE, or such other date that may be communicated, the Company will automatically accept the option Agreement on the Participant’s behalf. If the Participant declines the option Agreement, the Participant’s OPTION award will be canceled and the Participant will not be entitled to any benefits from the award nor any compensation or benefits in lieu of the canceled award.

OPTION AGREEMENT
UNDER THE
BUMBLE INC.
2021 OMNIBUS INCENTIVE PLAN

Pursuant to the Option Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Option Agreement including any provisions for the Participant’s country set forth in any exhibit attached hereto (this “Option Agreement”) and the Bumble Inc. 2021 Omnibus Incentive Plan, as it may be amended and/or restated from time to time (the “Plan”), Bumble Inc., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1.
Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Options provided in the Grant Notice (with each Option representing the right to purchase one share of Common Stock), at an Exercise Price per share as provided in the Grant Notice. The Company may make one or more additional grants of Options to the Participant under this Option Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Option Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Options hereunder and makes no implied promise to grant additional Options.
2.
Vesting. Subject to the conditions contained herein and in the Plan, the Options shall vest as provided in the Grant Notice.
3.
Exercise of Options Following Termination. The provisions of Section 7(c)(ii) of the Plan are incorporated herein by reference and made a part hereof; provided, that, notwithstanding anything in this Option Agreement or the Plan to the contrary, no Option may be exercised prior to the date that is 45 days following the date that is 180 days following the completion of the initial public offering of the Common Stock.
4.
Method of Exercising Options. The Options may be exercised by the delivery of notice of the number of Options that are being exercised accompanied by payment in full of the Exercise Price applicable to the Options so exercised. Such notice shall be delivered either (a) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Corporate Secretary; or (b) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (a) or (b), as communicated to the Participant by the Company from time to time. Payment of the aggregate Exercise Price may be made using any of the methods described in Section 7(d)(i) or (ii) of the Plan; provided, that the Participant shall obtain written consent from the Committee prior to the use of the method described in Section 7(d)(ii)(A) of the Plan.
5.
Issuance of Shares of Common Stock. Following the exercise of an Option hereunder, as promptly as practical after receipt of such notification and full payment of such Exercise Price and any required income or other tax withholding amount (as provided in Section 9 hereof), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of shares of Common Stock with respect to which the Options have been so exercised, and shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares of Common Stock to be credited to the Participant’s account at the third‑party plan administrator.

6.
Company; Participant.
(a)
The term “Company” as used in this Option Agreement with reference to employment or service shall include the Board, the Company and its Subsidiaries.
(b)
Whenever the word “Participant” is used in any provision of this Option Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.
7.
Non-Transferability. The Options are not transferable by the Participant; provided, however, to the extent permitted by the Committee in accordance with Section 14(b) of the Plan, vested Options may be transferred to Permitted Transferees. Except as otherwise provided herein, no assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect.
8.
Rights as Stockholder. The Participant or a Permitted Transferee of any vested Options shall have no rights as a stockholder with respect to any share of Common Stock covered by an Option unless and until the Participant shall have become the holder of record or the beneficial owner of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
9.
Tax Withholding. The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof. In addition, the Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow the Participant to satisfy, in whole or in part, any additional income, employment, national insurance and/or other applicable taxes payable by the Participant with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in the Participant’s relevant tax jurisdictions).
10.
Notice. Every notice or other communication relating to this Option Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s Chief Legal Officer, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
11.
No Right to Continued Service. This Option Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

2

12.
Binding Effect. This Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
13.
Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Option Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
14.
Clawback/Forfeiture. In the event of a Termination by the Company for Cause, or if the Company discovers within 12 months after a Termination that grounds for a Termination for Cause existed at the time of such Termination, in each case, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days after the Company’s request to the Participant therefor, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) that the Participant received upon the sale or other disposition of, or distributions in respect of, the Options issued hereunder (including any shares of Common Stock issued in connection with the exercise of any Option) over (B) the aggregate Exercise Price paid for any such shares of Common Stock issued in connection with the exercise of any Option, if applicable. Any reference in this Option Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to a finding of, or Termination for, Cause. In addition, this Option Award (including any shares of Common Stock issued in connection with the exercise of any Option) is subject to any clawback, forfeiture or other similar policy adopted by the Company from time to time.
15.
Governing Law. This Option Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Option Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Option Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.
16.
Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Option Agreement (including the Grant Notice), the Plan shall govern and control.
17.
Exhibit for Non-U.S. Participants. If the Participant is residing and/or working outside of the United States, the Option shall be subject to any additional provisions set forth in Exhibit A to this Option Agreement. If the Participant becomes based outside the United States during the life of the Option, the additional provisions set forth in Exhibit A shall apply to the Participant to the extent that the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included on Exhibit A, the additional provisions set forth in Exhibit A for such country shall apply to the Participant to the extent that the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Exhibit A constitutes part of this Option Agreement.
18.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent that the Company determines it is necessary or

3

advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
19.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, if the Participant does not accept the Option Agreement through the online acceptance process by the date set forth in the Grant Notice, or such other date that may be communicated, the Company will automatically accept the Option Agreement on the Participant’s behalf. If the Participant declines the Option Agreement, the Participant’s Option award will be canceled and the Participant will not be entitled to any benefits from the award nor any compensation or benefits in lieu of the canceled award.
20.
Entire Agreement. This Option Agreement (including, without limitation, all exhibits and appendices attached hereto), the Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

4

EXHIBIT A

TO THE OPTION AGREEMENT
UNDER THE
BUMBLE INC.
2021 OMNIBUS INCENTIVE PLAN

Capitalized terms used but not otherwise defined herein will have the meaning given to such terms in the Plan and the Option Agreement. For the avoidance of doubt, all provisions of the Option Agreement and the Option Grant Notice apply to non-U.S. Participants except to the extent supplemented or modified by this Exhibit A.

PART I - ADDITIONAL TERMS AND CONDITIONS FOR PARTICIPANTS SUBJECT TO LAWS OUTSIDE THE U.S.

1.
Form of Payment for Options. The following provision supplements Section 4 of the Option Agreement:

Notwithstanding anything to the contrary in the Plan or Section 4 of the Option Agreement, if the Participant is subject to laws outside the United States, the Participant must obtain written consent from the Committee prior to (a) using a “net exercise” procedure as described in Section 7(d)(ii)(C) of the Plan or (b) using Shares the Participant already owns to pay the Exercise Price as described in Section 7(d)(i) of the Plan.

2.
Responsibility for Taxes. This provision supplements Section 9 of the Option Agreement:
(a)
The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or settlement of the Options, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)
Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)
withholding from the Participant’s wages, salary, or other cash compensation payable to the Participant by the Company, the Employer, or any other member of the Company Group;
(ii)
withholding from any cash payment made in settlement of the Options or dividend equivalents;
(iii)
withholding from proceeds of the sale of shares of Common Stock either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or
(iv)
withholding in shares of Common Stock;

provided, however, that if the Participant is subject to Section 16 of the Exchange Act, then the Company will withhold in shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii) and (iii) above.

(c)
The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock) from the Company or the Employer; otherwise, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the withholding obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested Options, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)
Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock or to make any cash payment upon exercise of the Options if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(e)
Notwithstanding anything to the contrary in the Plan or in Section 5 of the Option Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company will have the discretion to calculate the shares of Common Stock to be withheld to cover any Withholding Taxes by using either the price used to calculate the taxable income under applicable law or by using the closing price per share of Common Stock on the Nasdaq (or other principal exchange on which the shares of Common Stock then trade) on the trading day immediately prior to the date of delivery of the shares of Common Stock.
3.
Nature of Grant. This provision supplements Sections 3 and 11 of the Option Agreement:

By accepting the grant of the Options, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the grant of the Options is voluntary and occasional, and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
(c)
all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company;
(d)
the Participant is voluntarily participating in the Plan;
(e)
the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)
the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)
unless otherwise agreed with the Company in writing, the Options and the shares of Common Stock subject to the Options, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;
(h)
the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(i)
if the underlying shares of Common Stock do not increase in value after the grant date, the Option will have no value;
(j)
if the Participant exercises the Option and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the Exercise Price;
(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the termination of the Participant’s employment (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);
(l)
for purposes of the Options, Participant’s employment relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company, the Employer or any of the other subsidiaries or affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option grant (including whether the Participant may still be considered to be providing services while on a leave of absence);

(m)
unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this Option Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and
(n)
neither the Company, the Employer nor any other subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon settlement.
(o)
the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the shares of Common Stock. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
4.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, or the broker’s country, or where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Options), or rights linked to the value of shares of Common Stock, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
5.
Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Participant’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant is advised to consult the Participant’s personal legal advisor for any details.
6.
Language. By accepting the Option Agreement, the Participant acknowledges and represents that the Participant is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of the Option Agreement and any other documents related to the Plan. If the Participant has received a copy of this Option Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version of the Plan, and in the event of any conflict the English version will govern.

PART II - COUNTRY-SPECIFIC TERMS AND CONDITIONS

This Part II of this Exhibit A includes additional terms and conditions that govern the Options if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Options, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.

This Part II of this Exhibit A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Exhibit A as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Options vest or the Participant sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Options, the information contained herein may not be applicable to the Participant in the same manner.

Spain

No Entitlement for Claims or Compensation. This provision supplements the terms of the Option Agreement:

By accepting the Options, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan document.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to make grants of Options under the Plan to individuals who may be employees of the Company or its subsidiaries or affiliates throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Options will not economically or otherwise bind the Company or any of its subsidiaries or affiliates, including the Employer, on an ongoing basis, other than as expressly set forth in the Option Agreement. Consequently, the Participant understands that the Options are given on the assumption and condition that the Options shall not become part of any employment contract (whether with the Company or any of its subsidiaries or affiliates, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the Options, which is gratuitous and discretionary, since the future value of the Options is unknown and unpredictable.

The Participant understands and agrees that, unless otherwise expressly set forth in the Option Agreement, the Participant’s termination of employment for any reason (including for the reasons listed below) will automatically result in the cancellation and loss of any Options that may have been granted to the Participant and that were not fully vested on the date of termination of employment. In particular, the Participant understands and agrees that, unless otherwise expressly set forth in the Option Agreement, the Options will be cancelled without entitlement to the cash proceeds or to any amount as indemnification if the Participant terminates employment by reason of, including, but not limited to: resignation, death, disability, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

The Participant also understands that the grant of Options would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant of the Options shall be null and void.

Securities Law Notification. The Options described in the Plan and the Option Agreement, including Exhibit A, do not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the Options Agreement, including Exhibit A, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

United Kingdom

Responsibility for Taxes. The following supplements the “Responsibility for Taxes” section of Part I of Exhibit A:

Without limitation to the “Responsibility for Taxes” section of Part I of Exhibit A, the Participant agree that he or she is liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on the Participant’s behalf (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items as it may be considered to be a loan. In this case, any income tax not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in the “Responsibility for Taxes” section of Part I of this Exhibit A.